Exhibit 2.2

EXECUTION VERSION

CONSENT AGREEMENT

This CONSENT AGREEMENT (this “Consent Agreement”) is made as of February 11, 2013, by and among THE LACLEDE GROUP, INC., a Missouri corporation (“LG”), PLAZA MASSACHUSETTS ACQUISITION, INC., a Delaware corporation (“Plaza”), SOUTHERN UNION COMPANY, a Delaware corporation (“SUG”) and ALGONQUIN POWER & UTILITIES CORP., a Canadian corporation (“AQN”). Capitalized terms used in this Consent Agreement not defined herein shall have the meanings ascribed to them in the NEG Acquisition Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, (i) Plaza, SUG and, solely as guarantor thereunder, LG are parties to that certain Purchase and Sale Agreement (the “NEG Acquisition Agreement”), dated as of December 14, 2012, and (ii) Plaza, SUG and, solely as guarantor thereunder, LG are parties to that certain Employee Agreement (the “NEG Employee Agreement”) dated as of December 14, 2012;

WHEREAS, concurrent with the execution and delivery of this Consent Agreement, Plaza, LG and AQN are entering into that certain Stock Purchase Agreement (the “Plaza Stock Purchase Agreement”), dated as of the date hereof, pursuant to which LG shall sell, and AQN shall cause its indirect wholly owned subsidiary Liberty Utilities Co., a Delaware corporation (“LUC”), to buy, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Plaza;

WHEREAS, LG has requested that SUG consent to the transactions contemplated by the Plaza Stock Purchase Agreement (the “Transactions”);

WHEREAS, concurrent with the execution and delivery of this Consent Agreement, AQN is causing LUC to deposit (by issuance of wire transfer instructions) $3,000,000 in immediately available funds in United States dollars in escrow with U.S. Bank National Association, a national banking association (the “Escrow Agent”) pursuant to the Escrow Agreement, dated the date hereof, by and among SUG, LUC, LG and the Escrow Agent (the “Escrow Agreement”); and

WHEREAS, in order to effect the transactions contemplated by the NEG Acquisition Agreement, the parties wish to enter into this Consent Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Consents, Agreements and Waivers.

1.1 Plaza Stock Purchase Agreement. SUG hereby consents to the Transactions (including the sale of Plaza to LUC immediately prior to the Closing) and the other provisions of the Plaza Stock Purchase Agreement, subject to the fulfillment of the following conditions, any one or more of which may be waived in writing by SUG:

(a) the conditions contained in Section 7.1 and Section 7.2 of the NEG Acquisition Agreement (giving effect to the amendments to the NEG Acquisition Agreement provided for in this Agreement) shall have been satisfied or waived as provided for in the NEG Acquisition Agreement; and

(b) the conditions contained in Section 5.1 and Section 5.2 of the Plaza Stock Purchase Agreement shall have been satisfied or waived as provided in the Plaza Stock Purchase Agreement, and LG shall irrevocably stand ready to, and AQN shall irrevocably stand ready to cause LUC to, complete the Plaza Closing.

The foregoing notwithstanding, the parties hereby agree that, except as explicitly set forth herein, SUG’s rights and obligations (including its obligation to complete the Closing) under the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents are not otherwise impacted by the execution of this Consent Agreement.

1.2 Parent Guarantee. Upon the Plaza Closing (as defined in the Plaza Stock Purchase Agreement), and with no further action required by any party thereto, SUG, Plaza, AQN and LG hereby agree that the NEG Acquisition Agreement shall be automatically amended by deleting the text of Section 13.19 in its entirety and replacing it with the following:

Algonquin Power & Utilities Corp., a Canadian corporation (“AQN”) agrees to take all action necessary to cause Buyer to perform all of its respective agreements, covenants and obligations under this Agreement and the Related Documents. AQN unconditionally guarantees to Seller the full and complete performance by Buyer of its respective obligations under this Agreement. This is a guarantee of payment and performance and not of collectability. AQN hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Buyer, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 13.19.

In addition, AQN hereby agrees that, upon the Plaza Closing, it will automatically become a party to the NEG Acquisition Agreement and the NEG Employee Agreement, in each case solely for purposes of the guarantee under Section 13.19 of the NEG Acquisition Agreement (including to the extent such provision is incorporated into the NEG Employee Agreement).

1.3 Financing Representation. Upon the Plaza Closing, and with no further action required by any party thereto, SUG, Plaza, AQN and LG hereby agree that the NEG Acquisition Agreement shall be automatically amended by deleting the text of Section 4.4 in its entirety and replacing it with the following:

Buyer has (as of the Plaza Closing Date (as defined in that certain Stock Purchase Agreement, dated as of February 11, 2013, between Buyer, The Laclede Group, Inc., and Algonquin Power & Utilities Corp.)), and shall have at the Closing, sufficient funds to permit Buyer to consummate the transactions contemplated by this Agreement and the Related Documents. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price.

1.4 Financing Covenants. From the date hereof until the Plaza Closing Date, SUG, Plaza and LG hereby agree that the covenants contained in Sections 6.9 and 6.10 of the NEG Acquisition Agreement shall have no force or effect unless and until the Plaza Stock Purchase Agreement is terminated pursuant to its terms; provided, however, that, in order to permit LG to comply with its obligations under the NEG Acquisition Agreement if the Plaza Stock Purchase Agreement is terminated, SUG shall continue to comply with Section 6.10(a)(iii) of the NEG Acquisition Agreement in accordance with its terms. Any defined term contained in Sections 6.9 and 6.10 of the NEG Acquisition Agreement shall be deemed removed for purposes of interpreting this Section 1.4.

1.5 Reasonable Best Efforts. From the date hereof until the Plaza Closing Date (as defined in the Plaza Stock Purchase Agreement), SUG hereby agrees that any actions taken by AQN pursuant to Section 4.2 of the Plaza Stock Purchase Agreement shall go to satisfy Plaza’s obligations under Section 6.3 of the NEG Acquisition Agreement. SUG further agrees that, unless and until the Plaza Stock Purchase Agreement is terminated, SUG shall cooperate with AQN to obtain any Consents or approvals from any third party or Governmental Body to the same extent it is obligated to do so with Plaza and LG under Section 6.3 of the NEG Acquisition Agreement. In furtherance of the foregoing, and subject to the conditions set forth in this Consent Agreement and the Plaza Stock Purchase Agreement, each of SUG, AQN and LG hereby agree that each shall cooperate in good faith in order to facilitate the acquisition of the Assets, the Assumed Liabilities and the Business by Plaza (as owned by AQN and LUC) as expeditiously as possible. For the avoidance of doubt, AQN shall not be deemed to have failed to use reasonable best efforts under Section 6.2(b) of the Plaza Stock Purchase Agreement to the extent any such failure results from LG’s failure to fulfill its obligations under Section 4.2 of the Plaza Stock Purchase Agreement or from LG’s or SUG’s failure to fulfill its respective obligations under this Section 1.5; and any action or inaction of AQN caused by LG’s failure to fulfill such obligations shall not be deemed to give rise to rights of termination under Section 6.2(c) of the Plaza Stock Purchase Agreement.

1.6 End Date. Plaza and LG hereby agree that the End Date may not be extended pursuant to Section 9.1(e) of the NEG Acquisition Agreement without the prior written consent of SUG, which consent may not be unreasonably withheld, conditioned or delayed.

1.7 Amendments. Prior to the earlier of termination of this Consent Agreement or the Plaza Closing: (i) Plaza, SUG and LG hereby agree that they shall not amend, waive any rights or obligations under, or take any action requiring the consent or approval of the other party under or the NEG Acquisition Agreement, the NEG Employee Agreement or any other Related Document without the consent of AQN, and (ii) Plaza, AQN and LG hereby agree that they shall not amend, waive any rights or obligations under, or take any action requiring the consent or approval of the other party under or the Plaza Stock Purchase Agreement without the consent of SUG, in each case, which consent may not be unreasonably withheld, conditioned or delayed.

2.	Covenants

2.1 Access to Information. Prior to the earlier of termination of this Consent Agreement or the Plaza Closing, SUG agrees to provide access to the Business, the Subsidiary and the Assets to AQN to the same extent and on the same terms and conditions as set forth in Section 6.1(c) of the NEG Acquisition Agreement.

2.2 Escrow Funds. SUG, AQN and LG hereby agree that (a) on the Closing immediately following the Plaza Closing, they shall cause (and AQN shall cause LUC to cause) the Escrow Agent to pay the Escrow Amount (as defined in the Escrow Agreement) to SUG, (b) if the Plaza Stock Purchase Agreement is terminated pursuant to Sections 6.2(b) or 6.2(c) therein, they shall cause (and AQN shall cause LUC to cause) the Escrow Agent to pay the Escrow Amount to SUG, and (c) if the Plaza Stock Purchase Agreement is terminated for any other reasons, they shall cause (and AQN shall cause LUC to cause) the Escrow Agent to pay the Escrow Amount to AQN. The foregoing constitutes the sole and exclusive liability of AQN and its Affiliates to SUG and its Affiliates, under this Consent Agreement or otherwise, in the event that the Plaza Closing does not occur; provided, however, that for the avoidance of doubt, if the Plaza Stock Purchase Agreement is terminated pursuant to Sections 6.2(b) or 6.2(c) therein and the Escrow Amount is paid to SUG in accordance with the previous sentence, LG will nevertheless be entitled to seek any remedies available under the Plaza Stock Purchase Agreement.

3.	General Provisions

3.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered with written acknowledgment of such receipt, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested, as of the date such receipt indicates by signature, (c) sent by overnight delivery via a nationally recognized carrier with written acknowledgment of such receipt or (d) by facsimile or e-mail with, and as of the date of, receipt being acknowledged in writing:

If to LG or Plaza, to:

The Laclede Group, Inc.

720 Olive St.

Saint Louis, MO 63101

Attention: Michael Geiselhart and Mark Darrell

Facsimile: (314) 421-1979

E-mail: mgeiselhart@thelacledegroup.com; MDarrell@thelacledegroup.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attention: Lucas Torres

Facsimile: (212) 872-1001

E-mail: ltorres@akingump.com

If to SUG, to:

Southern Union Company

5051 Westheimer Road

Houston, TX 77056

Attention: Martin Salinas Jr.

Facsimile: 713-989-1212

Email: martin.salinas@energytransfer.com

with a copy (which shall not constitute notice), to:

Southern Union Company

5051 Westheimer Road

Houston, TX 77056

Attention: General Counsel

Facsimile: 713-989-1212

Email: tom.mason@energytransfer.com

and a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: William N. Finnegan IV and Sean T. Wheeler

Facsimile: (713) 546-5401

Email: bill.finnegan@lw.com and sean.wheeler@lw.com

If to AQN, to:

Algonquin Power & Utilities Corp.

2845 Bristol Circle

Ontario, Canada L6H 7H7

Attention: Ian Robertson

Facsimile: (905) 465-4514

E-mail: Ian.Robertson@algonquinpower.com

with a copy (which shall not constitute notice) to:

Algonquin Power & Utilities Corp.

2845 Bristol Circle

Ontario, Canada L6H 7H7

Attention: Chief Legal Officer

Facsimile: (905) 465-4540

E-mail: Linda.Beairsto@algonquinpower.com

and a copy (which shall not constitute notice) to:

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attention: James G. Goettsch

Facsimile: (816) 983-8080

E-mail: jim.goettsch@huschblackwell.com

or at such other address or number as shall be given in writing by a party to the other party.

3.2 Assignment. This Consent Agreement may not be assigned (directly or indirectly), by operation of law or otherwise, by any party hereto without the prior written consent of each other party hereto, such consent not to be unreasonably withheld or delayed.

3.3 Governing Law. The validity, performance, and enforcement of this Consent Agreement and the transactions contemplated hereby, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.4 Construction of Agreement. Unless otherwise specified, references to “Governmental Body” or other jurisdiction-specific terms (whether defined or not) in this Consent Agreement, the Plaza Stock Purchase Agreement, the NEG Acquisition Agreement, the NEG Employee Agreement and the other Related Documents (including to the extent used (directly or indirectly) in this Consent Agreement and the Plaza Stock Purchase Agreement) are deemed, for all purposes of this Consent Agreement and the Plaza Stock Purchase Agreement, to refer to their Canadian equivalents.

3.5 Parties in Interest. This Consent Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

3.6 Section and Paragraph Headings. The section and paragraph headings in this Consent Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Consent Agreement.

3.7 Amendment. This Consent Agreement may be amended only by an instrument in writing executed and delivered by the parties hereto.

3.8 Counterparts. This Consent Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

3.9 Severability. If any term or other provision of this Consent Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Consent Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Consent Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

3.10 Consent to Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware over any dispute arising out of or relating to this Consent Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Consent Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

3.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Consent Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Consent Agreement and to enforce specifically the terms and provisions of this Consent Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

3.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS CONSENT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CONSENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.13 Time of Essence. This Consent Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the parties hereto intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereto hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Consent Agreement. If the date specified in this Consent Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day

3.14 Termination. This Consent Agreement may be terminated by mutual consent of the parties hereto and will automatically terminate if the Plaza Stock Purchase Agreement is terminated. SUG expressly acknowledges and agrees that, regardless of its status as an express third party beneficiary of Article 4 of the Plaza Stock Purchase Agreement, SUG has no right or ability to cause the termination of the Plaza Stock Purchase Agreement.

3.15 Indemnification. Plaza and SUG hereby agree that this Consent Agreement constitutes a Related Document and is subject to indemnification as provided under the NEG Acquisition Agreement (including the exclusive remedy provisions set forth in Section 12.6 therein).

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IN WITNESS WHEREOF, the parties have caused this Consent Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By:	/s/ Martin Salinas, Jr.

	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

THE LACLEDE GROUP, INC.

By:	/s/ Mark D. Waltermire

	Name:	Mark D. Waltermire
	Title:	Executive Vice President and Chief Financial Officer

PLAZA MASSACHUSETTS ACQUISITION, INC.

By:	/s/ Steven L. Lindsey

	Name:	Steven L. Lindsey
	Title:	President

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Christopher K. Jarratt

	Name:	Christopher K. Jarratt
	Title:	Vice Chairman

By:	/s/ Ian Robertson

	Name:	Ian Robertson
	Title:	Chief Executive Officer

[Signature Page to Consent Agreement]